UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014

Par Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(713) 969-3293

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2014, Par Petroleum Corporation (the “Company”) announced the retirement of its Chief Operating Officer, Peter Coxon. On September 8, 2014 (the “Separation Date”), the Company and Mr. Coxon entered into a Separation and General Release Agreement (the “Separation Agreement”) to allow for Mr. Coxon’s retirement and an orderly leadership transition. Effective as of the Separation Date, Mr. Coxon resigned from all positions with the Company and all of its subsidiaries. Furthermore, the Company and Mr. Coxon agreed, among other things, that; (1) the Company will pay Mr. Coxon any unpaid base salary, any unreimbursed business expenses and accrued but unused vacation time through the Separation Date; (2) Mr. Coxon will receive vested amounts and accrued but unpaid contributions, if any, payable to him under the Company’s 401(k) plan; (3) the Company will cause 109,579 unvested shares of restricted common stock of the Company held by Mr. Coxon to vest as follows: (i) 27,395 shares on December 31, 2014 and (ii) 82,184 shares upon the earlier to occur of the closing of the Company’s proposed acquisition of Koko’oha Investments Inc. by merger or the termination of the related merger agreement; and (4) the Company will either pay directly or reimburse Mr. Coxon for the COBRA premium payments for Mr. Coxon and his eligible dependents under the Company’s group medical and dental plans to the extent such COBRA premium payments exceed premiums paid by then-current employees of the Company for similar coverage for the period of the Separation Date through December 31, 2014 (or until such earlier time as Mr. Coxon ends his participation in such coverage). These payments and the other benefits provided are subject to the terms and conditions of the Separation Agreement, which include a mutual release of all claims by the Company and Mr. Coxon, confidentiality restrictions, a one-year non-solicitation restriction and other restrictive covenants. The Separation Agreement also provides that it may be revoked by Mr. Coxon for a period of seven days after Mr. Coxon executed it. Mr. Coxon’s departure is amicable, and there is no disagreement between him and the Company on any matter relating to the Company’s financial condition or financial reporting.

On the Separation Date, the Company and Mr. Coxon also entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which the Company and Mr. Coxon agreed, among other things, that (1) the Company will pay Mr. Coxon a consulting fee of $15,000 per month during the term of the Consulting Agreement and reimburse Mr. Coxon for reasonable travel expenses; and (2) the term of the Consulting Agreement will commence on the Separation Date and will terminate on December 31, 2014.

The foregoing description of the terms and conditions of the Separation Agreement and the Consulting Agreement is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Separation Agreement and the Consulting Agreement, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On September 12, 2014, the Company issued a press release announcing the retirement of Mr. Coxon, the election of Curt Anastasio as Vice Chair and the addition of William Pate to the Company’s Board of Directors. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit 99.1 be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation and General Release Agreement dated as of September 8, 2014, between the Company and Peter Coxon.

10.2	Consulting Agreement dated as of September 8, 2014, between the Company and Peter Coxon.

99.1	Press Release dated September 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Petroleum Corporation

Dated: September 12, 2014	/s/ Brice Tarzwell
Brice Tarzwell Senior Vice President, Chief Legal Officer and Secretary

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